As filed with the Securities and Exchange Commission on July 29, 2021
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
KALTURA, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-8128326
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
250 Park Avenue South, 10th Floor
New York, New York 10003
Telephone: (646) 290-5445
(Address of principal executive offices) (Zip code)
Kaltura, Inc. 2007 Israeli Share Option Plan
Kaltura, Inc. 2007 Stock Option Plan
Kaltura, Inc. 2017 Equity Incentive Plan
Kaltura, Inc. 2021 Incentive Award Plan
(Full title of the plans)
Ron Yekutiel
Chairman and Chief Executive Officer
Kaltura, Inc.
250 Park Avenue South, 10th Floor
New York, New York 10003
(Name and address of agent for service)
(646) 290-5445
(Telephone number, including area code, of agent for service)
Copy to:

Marc D. Jaffe, Esq. Joshua G. Kiernan, Esq. Benjamin J. Cohen, Esq. Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 (212) 906-1200	Nitzan Hirsch-Falk Yuval Oren Yoav Meer H-F & Co. Rubinstein House, 20 Lincoln St. 10th Floor Tel Aviv, Israel Telephone: +972 (3) 794-4888 Fax: +972 (3) 794-4878
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share
2007 Israeli Plan	3,132,777(2)	$0.40(3)	$1,253,110.80	$136.72
2007 Plan	2,905,032(4)	$0.22(5)	$639,107.04	$69.73
2017 Plan	25,211,023(6)	$0.41(7)	$10,336,519.43	$1,127.72
2021 Plan	8,850,640(8)	$11.54(9)	$102,136,385.60	$11,143.08
Total	40,099,472	—	$114,365,122.87	$12,477.25
__________
(1)Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock, par value $0.0001 per share (“Common Stock”), of Kaltura, Inc. (the “Company”) that become issuable under the Company’s 2021 Incentive Award Plan (the “2021 Plan”),the Company’s 2017 Equity Incentive Plan (“2017 Plan”), the Company’s 2007 Stock Option Plan (the “2007 Plan”) and the Company’s 2007 Israeli Share Option Plan (the “2007 Israeli Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)Represents 3,132,777 shares of Common Stock issuable upon the exercise of outstanding options under the 2007 Israeli Plan.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The proposed maximum offering price per share for Ordinary Shares issuable upon the exercise of outstanding options under the 2007 Israeli Plan is based upon the weighted-average exercise price of such outstanding options ($0.40 per share).
(4)Represents 2,905,032 shares of Common Stock issuable upon the exercise of outstanding options under the 2007 Plan.
(5)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The proposed maximum offering price per share for Ordinary Shares issuable upon the exercise of outstanding options under the 2007 Plan is based upon the weighted-average exercise price of such outstanding options ($0.22 per share).
(6)Represents 25,211,023 shares of Common Stock issuable upon the exercise of outstanding options under the 2017 Plan.
(7)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The proposed maximum offering price per share for Ordinary Shares issuable upon the exercise of outstanding options under the 2017 Plan is based upon the weighted-average exercise price of such outstanding options ($0.41 per share).
(8)Represents 8,850,640 shares of Common Stock reserved for issuance under the 2021 Plan. The amount of shares available for issuance under the 2021 Plan will be subject to an annual increase on the first day of each year beginning in 2022 and ending in and including 2031, equal to the lesser of (A) five percent (5%) of the outstanding shares of Common Stock on the last day of the immediately preceding fiscal year and (B) such lesser amount as determined by the Company’s board of directors, and any shares of Common Stock subject to awards under the 2007 Israeli Plan, 2007 Plan or 2017 Plan which are forfeited or lapse unexercised will become available for issuance again under the 2021 Plan.
(9)Pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, and solely for the purposes of calculating the amount of the registration fee, the proposed maximum offering price is based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on July 27, 2021 ($11.54 per share).
(10)A registration fee in the amount of $47,175 was previously paid by the Registrant in connection with the filing of its Registration Statement on Form S-1 (File No. 333-253699) (as amended, the “S-1 Registration Statement”) on March 23, 2021. As a result of a subsequent decrease in the offering size, only $20,702 in registration fees were due in respect of the final number of shares registered under the S-1 Registration Statement. Pursuant to Rule 457(p) under the Securities Act, the Registrant is offsetting $12,477.25 of the registration fee due under this Registration Statement with the $26,473 that remains unused from the registration fee paid in connection with the S-1 Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.      Incorporation of Documents by Reference.
The following documents, which have been filed with the Commission by Kaltura, Inc. (the “Registrant”), pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:
(a)the Registrant’s prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on July 22, 2021, in connection with the Registration Statement on Form S-1, as amended (File No. 333-253699); and
(b)the description of the Registrant’s Common Stock contained in the prospectus included in the Registrant’s Registration Statement on Form S-1, as amended (File. No. 333-253699), which description is incorporated by reference into the Registrant’s Registration Statement on Form 8-A (File No. 001-40644) filed with the Commission on July 21, 2021, pursuant to the Exchange Act, and any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as to such specific section of such statements as set forth therein.
Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K (including any exhibits furnished on such form that relate to such items) be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
Item 4.      Description of Securities.
Not applicable.
Item 5.      Interests of Named Experts and Counsel.
Not applicable.
Item 6.      Indemnification of Directors and Officers.
The Registrant is governed by the Delaware General Corporation Law (the “DGCL”). Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.
The Registrant’s amended and restated certificate of incorporation authorizes the indemnification of its officers and directors, consistent with Section 145 of the DGCL.
Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.
In connection with its initial public offering, the Registrant entered into indemnification agreements with each of its directors and officers. These indemnification agreements may require the Registrant, among other things, to indemnify its directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of the Registrant’s directors or officers, or any of its subsidiaries or any other company or enterprise to which the person provides services at the Registrant’s request.
The Registrant maintains a general liability insurance policy that covers certain liabilities of directors and officers of the corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
Item 7.      Exemption from Registration Claimed.
Not applicable.

Item 8.      Exhibits.

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of Kaltura, Inc.(incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40644) filed on July 23, 2021).

4.2	Form of Amended and Restated Bylaws of Kaltura, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-40644) filed on July 23, 2021).

4.3	Form of Certificate of Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-253699) filed on March 23, 2021).

5.1*	Opinion of Latham & Watkins LLP.

23.1*	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page of this Registration Statement).

99.1
Kaltura, Inc. 2007 Israeli Share Option Plan and form of option agreements thereunder (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-253699) filed on March 23, 2021).

99.2
Kaltura, Inc. 2007 Stock Option Plan and form of option agreements thereunder (incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-253699) filed on March 23, 2021).

99.3
 Kaltura, Inc. 2017 Equity Incentive Plan and form of option agreements thereunder (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1 (File No. 333-253699) filed on March 23, 2021).

99.4	Kaltura, Inc. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-1 (File No. 333-253699) filed on March 23, 2021).
__________
*Filed herewith.
Item 9.      Undertakings.
A. The undersigned hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 29th day of July, 2021.

KALTURA, INC.

By:	/s/ Ron Yekutiel
Ron Yekutiel
Chairman and Chief Executive Officer
SIGNATURES AND POWER OF ATTORNEY
We, the undersigned officers and directors of Kaltura, Inc., hereby severally constitute and appoint Ron Yekutiel and Yaron Garmazi, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Ron Yekutiel	Chairman and Chief Executive Officer (Principal Executive Officer)	July 29, 2021
Ron Yekutiel

/s/ Yaron Garmazi	Chief Financial Officer (Principal Financial and Accounting Officer)	July 29, 2021
Yaron Garmazi

/s/ Narendra K. Gupta	Director	July 29, 2021
Narendra K. Gupta

/s/ Richard Levandov	Director	July 29, 2021
Richard Levandov

/s/ Shay David	Director	July 29, 2021
Shay David

/s/ Ronen Faier	Director	July 29, 2021
Ronen Faier

/s/ Naama Halevi Davidov	Director	July 29, 2021
Naama Halevi Davidov